As filed with the Securities and Exchange Commission on January 13, 1999

                                                      Registration No. 333-69677

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                             ____________________

                              AMENDMENT NO. 1 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                             ____________________

                                 ODETICS, INC.
            (Exact name of Registrant as specified in its charter)

               Delaware                                95-2588496
    (State or other jurisdiction of                 (I.R.S. Employer
             incorporation)                      Identification Number)

                         1515 South Manchester Avenue
                          Anaheim, California  92802
                                (714) 774-5000
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                             ____________________

                                 JOEL SLUTZKY
               Chairman of the Board and Chief Executive Officer
                                 Odetics, Inc.
                          1515 South Manchester Avenue
                           Anaheim, California  92802
                                 (714) 774-5000
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                             ____________________

                                  Copies to:
                            Patrick Arrington, Esq.

                            Ellen S. Bancroft, Esq.

                              Marrie Stone, Esq.
                        Brobeck, Phleger & Harrison LLP
                              38 Technology Drive
                           Irvine, California 92618
                                (949) 790-6300
                             ____________________

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                             ____________________

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                               Amount    Proposed Maximum   Proposed Maximum    Amount of
                 Title of Shares               to be      Offering Price        Aggregate      Registration
                 to be Registered            Registered    per Share(1)     Offering Price(1)     Fee(1)
-----------------------------------------------------------------------------------------------------------
Class A Common Stock,
$0.10 par value per share (including
associated Preferred Stock Purchase Rights)   1,191,323       $7.84            $9,339,972         $2,597
===========================================================================================================

(1) Estimate based upon the average of the high and low sales prices of the Registrant's Class A Common Stock on December 21, 1998, as reported by the Nasdaq National Market, pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended. Registration fee was paid on December 24, 1998.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS

(Subject to completion, dated January 13, 1999)


                                1,191,323 Shares
                                 ODETICS, INC.
                              Class A Common Stock


     This prospectus relates to the public offering, which is not being underwritten, of 1,191,323 shares of our Class A common stock which is held by some of our current shareholders. The Class A common stock includes associated preferred stock purchase rights which entitle the holder to purchase additional shares of Class A common stock under certain circumstances.

     The prices at which the selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.



     We have two classes of common stock outstanding, the Class A common stock and the Class B common stock. The rights, preferences and privileges of each class of common stock are identical in all respects except for voting rights. The holders of the Class A common stock are presently entitled to elect three directors to our Board of Directors and have one-tenth of one vote per share held with respect to all other matters to be addressed by a stockholder vote. The holders of the Class B common stock are presently entitled to elect six directors and have one vote per share on all other matters addressed by a stockholder vote.

     Our Class A common stock is quoted on the Nasdaq National Market under the symbol "ODETA." On December 21, 1998, the last reported sale price for the Class A common stock was $7 15/16 per share.

                            ______________________

     You should carefully consider the risk factors beginning on page 3 of this prospectus before purchasing any of the Class A common stock offered by this prospectus.

                            ______________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ______________________



               The date of this prospectus is January ___, 1999.

                                     ODETICS

     We are a leading supplier of communications equipment and services for the television broadcast, video security, telecommunications and intelligent traffic systems markets. Our products automate television and cable station operations, facilitate broadband communications, record video surveillance, store information gathered in space exploration and reduce traffic congestion.

     Our principal executive offices are located at 1515 South Manchester Avenue, Anaheim, California 92802, and our telephone number is (714) 774-5000.


     In this prospectus, "Odetics," the "Registrant," "we," "us," and "our" refer to Odetics, Inc.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended. This prospectus is part of a Registration Statement we filed with the SEC (Registration No. 333-69677). The documents we incorporate by reference are:

  1. Our Annual Report on Form 10-K, as amended, for the fiscal year ended March 31, 1998;
  2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998;
  3. Our definitive Proxy Statement filed with the SEC on July 29, 1998 in connection with our 1998 Annual Meeting of Stockholders;
  4. Our Current Report on Form 8-K for an event as of April 29, 1998 (filed May 1, 1998);

  5. The description of our Class A common stock contained in our Registration Statement on Form 8-A filed with the Commission on October 14, 1987 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such; and

  6. The description of our preferred stock Purchase Rights contained in our Registration Statement on Form 8-A filed with the Commission on May 1, 1998 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such document). Requests for such documents should be submitted in writing to the Secretary, at Odetics, Inc., 1515 South Manchester Avenue, Anaheim, California 92802 or by telephone at (714) 774-5000.

                            FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those set forth in "Risk Factors" below and elsewhere in, or incorporated by reference into, this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                 RISK FACTORS

     Before purchasing the shares offered by this prospectus, you should carefully consider the risks described below, in addition to the other information presented in this prospectus or incorporated by reference into this prospectus. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations. If any of the following risks actually occur, they could seriously harm our business, financial condition or results of operations. In such case, the trading price of our Class A common stock could decline and you may lose all or part of your investment.



     Quarterly and Annual Operating Results are Subject to Significant Fluctuations; History of Losses. In the past, we have experienced recent losses and wide fluctuations in our quarterly and annual operating results. We may continue to experience losses and fluctuations in our business which could harm our operating results and cause the market price of our stock to decline. Such fluctuations or losses could be due to a number of factors, not all of which are in our control. These factors include, without limitation, the following:

 . our significant investment in research and development for our subsidiaries and divisions;

 . our ability to develop, introduce, market and gain market acceptance of new products (particularly the Roswell, Dexter, Vortex, Digi Scan Pro, Vantage One and Lane Tracker), applications and product enhancements in a timely manner;

 .  the size and timing of significant customer orders;

 .  the introduction of new products by competitors;

 .  the availability of components used in the manufacture of our products;

 .  our ability to control costs;

 . changes in our pricing policies and the pricing policies by our suppliers and competitors, as well as increased price competition in general;

 . the long lead times associated with government contracts or required by vehicle manufacturers;

 .  our success in expanding and implementing our sales and marketing programs;

 .  technological changes in our target markets;

 .  our relatively small level of backlog at any given time;

 .  the mix of sales among our divisions;

 . deferrals of customer orders in anticipation of new products, applications or product enhancements;

 .  the Asian economic crisis and instability;

 . currency fluctuations and our ability to get currency out of certain foreign countries; and

 .  general economic and market conditions.

     In addition, our sales in any quarter typically consist of a relatively small number of large customer orders. As a result, the timing of a small number of orders can impact our quarter to quarter results. The loss of or a substantial reduction in orders from any significant customer could seriously harm our business, financial condition and results of operations. Our revenue growth in prior periods may not be sustainable and may not be indicative of future operating results. We may not be able to achieve profitability on a quarterly or annual basis in the future. Due to all of the foregoing factors and other risks discussed below, it is possible that in some future period our operating results may be below the expectations of analysts and investors. This would likely adversely affect the market price of our securities in a manner which may be unrelated to our long-term operating performance.

     Uncertainty of Our Incubator Strategy. We have initiated a business strategy called our incubator strategy, pursuant to which we intend to nurture our business divisions with the goal of conducting additional initial public offerings. This strategy has and will continue to require us to make significant investments. We may not recognize the benefits of this strategy for a long time, if at all. Our ability to complete an initial public offering of any of our divisions or subsidiaries will depend upon numerous factors. Such factors include, without limitation, the overall performance and results of operations of our division or subsidiary, its potential market, its ability to assemble and retain a broad, qualified management team, and its customer base and product line. General economic and market conditions can also impact a successful offering. We may not be able to complete a successful initial public offering of any of our divisions in the near future, or at all.

     Rapid Technological Change; Effect of New Product Introduction and Uncertain Market Acceptance of New Products. Our target markets are in general characterized by the following factors:

 .  rapid technological advances;

 .  downward price pressure in the marketplace as technologies mature;

 .  changes in customer requirements;

 .  frequent new product introductions and enhancements; and

 .  evolving industry standards and changes in the regulatory environment.

     We believe that we must continue to make substantial investments to support ongoing research and development. Our future success will depend in part on our ability to enhance our current products and reduce our product costs. In addition, we will have to continue to develop and introduce new products that incorporate the latest technological advancements in hardware, storage media, operating system software and applications software in response to evolving customer requirements. In particular, we will need to modify certain of our products to accommodate the anticipated deployment of digital television and the corresponding phase-out of analog transmissions. Our business and results of operations could be materially adversely affected if we do not anticipate or respond adequately to technological developments or changing customer requirements. Our business and results of operations could also be seriously harmed by any significant delays in our new product development or by the failure of any new products to gain market acceptance. We have experienced delays in the past in connection with the introduction of new products, particularly with our Roswell system. We may not be able to introduce any new products or enhancements to our existing products on a timely basis, or at all. We also cannot predict the effect any new introductions will have on sales of our existing products. In addition, our recent shift towards providing more software solutions may create additional challenges for us, particularly in our Broadcast Division.

     Certain of our new products could contain undetected design faults and software errors or "bugs" when first released by us, despite our testing. We may not discover these faults or errors until after a product has been installed and used by our customers. Any such faults or errors in our existing products or in our new products may cause delays in product introduction and shipments or require design modifications. Any of these factors could adversely affect our competitive position and results of operations. Our success is also dependent in large part upon achieving broad market acceptance of certain of our new products including our Roswell, Vortex, Digi Scan Pro, Vantage One and Lane Tracker products. These products or enhancements to these products may not achieve broad market acceptance. Market acceptance of our new products depends upon numerous factors, including our ability to resolve technical challenges in a timely and cost-effective manner, the perceived advantages of our new products over traditional products and the marketing capabilities of our independent distributors and strategic partners. In addition, we anticipate that we will outsource the manufacture of Lane Tracker to a single manufacturer. This manufacturer may not be able to produce sufficient quantities of this product in a timely manner or at a reasonable cost, which could materially and adversely affect our ability to launch or gain market acceptance of Lane Tracker.

     Risks Associated with International Sales; Effect of Asian Economic Crisis. International product sales represented approximately 30%, 36% and 34% of our total net sales and contract revenues for the fiscal years ended March 31, 1996, 1997 and 1998, respectively. As a consequence, we are subject to a broad range of regulatory issues, and our business, financial condition and results of operations are dependent upon global economic conditions. Our telecommunications products are sold principally to LGIC of Korea. As a result of economic instability in Asia, particularly in Korea, our sales in this region have declined in recent periods. It is possible that these sales could be further impacted by the currency devaluations and restrictions, and related economic problems in this region and abroad in general. We believe that international sales will continue to represent a significant portion of our revenues, and that continued growth and profitability may require further expansion of our international operations. Our international sales are currently denominated primarily in U.S. dollars. As a result, an increase in the relative value of the dollar could make our products more expensive and potentially less price competitive in international markets. International business operations are subject to other inherent risks, including:

 . unexpected changes in regulatory requirements, tariffs and other trade barriers;

 .  longer accounts receivable payment cycles;

 .  difficulties in managing and staffing international operations;

 . potentially adverse tax consequences including restrictions on the repatriation of earnings;

 .  the burdens of compliance with a wide variety of foreign laws;

 .  reduced protection for intellectual property rights in some countries; and

 .  currency fluctuations and political and economic instability.

     We do not engage in any transactions as a hedge against risks of loss due to foreign currency fluctuations. Any of these factors may have a material adverse effect on our future international sales and, consequently, on our business and operating results. Furthermore, as we increase our international sales, our total revenues may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world.

     Need to Manage Growth; Risks Related to Recent and Possible Acquisitions. Over the past year, we have significantly expanded our operations and made several significant acquisitions, including Intelligent Controls, Inc., IMIS, Meyer Mohaddes & Associates, Inc. and certain assets of the Transportation Systems business of Rockwell International. This period of rapid growth and expansion has placed and is expected to continue to place a significant strain on our resources. To accommodate this growth, we anticipate that we will be required to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems. All of these updates will require substantial management effort. We may not be able to accomplish these efforts successfully. In addition, we may not be able to identify, acquire, profitably manage or successfully integrate any new business without incurring substantial delays or other operational or financial problems. Moreover, our competitors are also soliciting potential acquisition candidates, which could both increase the price of any acquisition targets and decrease the number of attractive companies available for acquisition. Acquisitions may require significant capital infusions and, in general, acquisitions also involve a number of special risks. These risks include the diversion of management's attention, the failure to retain or successfully integrate key acquired personnel, the challenge of operating diverse business divisions, increased costs to improve managerial, operational, financial and administrative systems, legal liabilities and increased interest expense and amortization of acquired intangible assets. Any of these risks could materially adversely affect our business and results of operations.

     Reliance on Government Contracts and Subcontractors; Risks Related to Fixed Price Contracts. Substantially all of the net sales by our subsidiary, Odetics ITS, and a portion of the net sales by our Communications Division for the year ended March 31, 1998 and the six months ended September 30, 1998 were derived from contracts with governmental agencies, either as a general contractor, subcontractor or supplier. Government business is, in general, subject to special risks and challenges. These risks and challenges include:


 .  long purchase cycles;

 .  competitive bidding and qualification requirements;

 .  performance bond requirements;

 .  delays in funding, budgetary constraints and cut-backs; and

 . milestone requirements and liquidated damage provisions for failure to meet contract milestones.

     In addition, a large number of our government contracts are fixed price contracts, pursuant to which we benefit from cost savings, but we may not be able to recover for any cost overruns. These fixed price contracts require us to estimate the total project cost based on preliminary projections of the project's requirements. The financial viability of any given project depends in large part on our ability to estimate these costs accurately and complete the project on a timely basis. In the event our costs on these projects exceed the fixed contractual amount, we will be required to bear the excess costs. These additional costs could adversely affect our financial condition and results of operations. Moreover, certain of our government contracts are subject to termination or renegotiation at the convenience of the government, which could result in a large decline in our net sales in any given quarter. Our inability to address any of the foregoing concerns or the loss or renegotiation of any material government contract could seriously harm our business, financial condition and results of operations.

     Our Target Markets are Highly Competitive. We compete with numerous other companies in our target markets and we expect such competition to increase due to technological advancements, industry consolidations and reduced barriers to entry. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our business, financial condition and results of operations. Many of our competitors have far greater name recognition and financial, technological, marketing and customer service resources than we do. This may allow them to respond more quickly to new or emerging technologies and changes in customer requirements. It may also enable them to devote greater resources to the development, promotion, sale and support of their products than we can. Recent consolidations of end users, distributors and manufacturers in our target markets has further exacerbated this problem. As a result of the foregoing factors, we may not be able to compete effectively in our target markets and competitive pressures could adversely affect our business, financial condition and results of operations.

     Dependence on Key Personnel. Our future performance depends to a significant extent on the continued service of our senior management and other key employees, in particular, our Chief Executive Officer and Chairman of the Board, Joel Slutzky, and our Chief Operating Officer and Chief Financial Officer, Gregory A. Miner. The loss of the services of either of Messrs. Slutzky or Miner or certain other key employees would seriously harm our development and marketing efforts. Our future success will also depend in large part upon our ability to attract, retain and motivate highly skilled employees. Competition for employees, particularly development engineers, is intense. We may not be able to continue to attract and retain sufficient numbers of such highly skilled employees. Our inability to attract and retain additional key employees or the loss of one or more of our current key employees could have a material adverse effect upon our business, financial condition and results of operations.

     Dependence on Proprietary Technology; Risks of Infringement. If we are not able to develop and maintain the proprietary aspects of our technology, our business, financial condition and results of operations will likely be seriously harmed. We currently attempt to protect our technology through a combination of patent, copyright, trademark and trade secret laws, employee and third party nondisclosure agreements and similar means. Despite our efforts, other parties may attempt to disclose, obtain or use our technologies or solutions. Our competitors may also be able to independently develop products that are substantially equivalent or superior to our products or design around our patents. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. As a result, we may not be able to protect our proprietary rights adequately in the United States or abroad. Moreover, we have engaged in litigation in the past and litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. An adverse outcome in litigation or any similar proceedings could subject us to significant liabilities to third parties, require us to license disputed rights from others or require us to cease marketing or using certain products or technologies. We may not be able to obtain any licenses on terms acceptable to us, or at all. Any of these results could have a material adverse effect on our business, financial condition and results of operations. In addition, the cost of addressing any intellectual property litigation claim, both in legal fees and expenses and the diversion of management resources, regardless of whether the claim is valid, could be significant and could seriously harm our business, financial condition and results of operations.

     Volatility of Stock Price. The trading price of our common stock has been subject to wide fluctuations in the past, decreasing from $20.375 in October 1997 to $4.25 in October 1998. We may not be able to increase or sustain the current market price of our common stock in the future. The trading price of our common stock could continue to fluctuate in the future in response to various factors, including, but not limited to:

     .  quarterly variations in operating results;

     .  shortages announced by suppliers

     .  announcements of technological innovations or new products;

     .  changes in pending litigation;

     .  applications or product enhancements by us or by our competitors; and


     .  changes in financial estimates by securities analysts.

     The stock market in general has recently experienced volatility which has particularly affected the market prices of equity securities of many high technology companies. This volatility has often been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of our common stock.

     Substantial Influence by Officers and Directors. As of September 30, 1998, our officers and directors beneficially owned a majority of the total combined voting power of the outstanding shares of Class A common stock and Class B common stock. As a result of their stock ownership, our management will be able to significantly influence the election of our directors and the outcome of corporate actions requiring stockholder approval, such as mergers and acquisitions, regardless of how our other stockholders may vote. This concentration of voting control may have a significant effect in delaying, deferring or preventing a change in our management or change in control and may adversely affect the voting or other rights of other holders of common stock.


     Anti-Takeover Effects of Charter Provisions, Bylaws, Stock Structure and Stockholder Rights Plan. Our Class A common stock entitles the holder to 1/10th of one vote per share and our Class B common stock entitles one holder to one vote per share. In addition, the holders of Class B common stock are presently entitled to elect six of the Company's nine directors. The disparity in the voting rights between our common stock, as well as our insiders' significant ownership of the Class B common stock, could discourage a proxy contest or make it more difficult for a third party to effect a change in our management and control. These provisions also could limit the price that investors might be willing to pay in the future for shares of our common stock. In addition, our Board of Directors is authorized to issue, without stockholder approval, up to 2,000,000 shares of preferred stock with voting, conversion and other rights and preferences, as well as additional shares of Class B common stock. This preferred stock could adversely affect the voting power or other rights of the holders of Class A common stock. Our future issuance of preferred stock or Class B common stock or of rights to purchase preferred stock or Class B common stock could be used to discourage an unsolicited acquisition proposal. In March 1998, we adopted a stockholder rights plan and declared a dividend of preferred stock purchase rights to our stockholders. Each right entitles the holder to purchase one one-thousandth of a share of our junior participating preferred stock at an exercise price of $60. The exercise of these rights could cause substantial dilution to a particular acquirer. In addition, the existence of the stockholder rights plan could delay or make a merger, tender offer or proxy contest more difficult.

     Year 2000 Compliance. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and government agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruption of normal business activities. Although our core products are designed to be Year 2000 compliant, it is difficult to ensure that our products contain all necessary date code changes. We are in the process of updating our existing information systems to become Year 2000 compliant. We have established an internal task force to evaluate our current status and state of readiness for the Year 2000. We believe the most significant impact of the Year 2000 issues will be the readiness of our suppliers, distributors, customers and lenders with whom we must interact. This evaluation is still at an early stage. We do not yet have any contingency plans to address our inability to remedy these issues and we may not have fully identified the Year 2000 impact. As such, we may not be able to update our systems and products or resolve the other Year 2000 issues without disrupting our business or without incurring significant expense. Our failure to address these issues on a timely basis or at all could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on our business, financial condition and results of operations.


                                USE OF PROCEEDS

     The selling stockholders will receive all of the net proceeds from the sale of the Class A common stock offered by this prospectus. Accordingly, we will not receive any proceeds from sales of these shares.

                               SELLING STOCKHOLDERS

     The following table sets forth the number of shares owned by each of the selling shareholders. All information contained in the table below is based upon their beneficial ownership as of December 21, 1998: We are not able to estimate the amount of shares that will be held by the selling shareholders after completion of this offering because the selling shareholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The following table assumes that all of the shares being registered will be sold, but selling stockholders are not making any representation that any shares covered by prospectus will or will not be offered for sale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.

                                                                              Percent of          Number of Shares
                                                   Number of Shares       Outstanding Shares     Registered for Sale
Name of Selling Stockholder                      Beneficially Owned(1)   After the Offering(1)        Hereby(1)
----------------------------------------------   ---------------------   ---------------------   -------------------
Catalyst Fund.................................           44,242                     *                    44,242
Fleet (Catalyst)..............................           22,266                     *                    22,266
Catalyst Fund (Bermuda), L.P..................           17,639                     *                    17,639
Opportunity Catalyst..........................           38,169                     *                    38,169
Farvane Limited...............................            6,651                     *                     6,651
Chamberlin II.................................           21,976                     *                    21,976
Pinnacle......................................          100,000                     *                   100,000
Henry Partners................................           47,736                     *                    37,736
Jonathan W. Old III...........................           37,736                     *                    37,736
Tonga Partners L.P............................          120,500                     *                    80,000
Pyramid Trading Limited Partnership...........          233,963                     *                   233,963
Robert Lichtenstein...........................          196,227                     *                   196,227
Deephaven Opportunity Trading.................          150,943                     *                   150,943
Lorry Lichtenstein............................          193,708                   1.1%                  113,208
Jacob Kiferbaum...............................           30,189                     *                    30,189
Tiger Capital LLC.............................           30,189                     *                    30,189
SEA CAP INVESTORS LLC.........................           30,189                     *                    30,189
                                                      ---------                                       ---------
Total                                                 1,322,323                                       1,191,323

_______________


* Represents beneficial ownership of less than 1% of the outstanding shares of Class A common stock.

(1) Based on 7,628,544 shares of Class A common stock outstanding as of December 21, 1998. This Prospectus also covers any additional shares of Class A common stock which become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Class A common stock.

     Except as indicated, we are not aware of any material relationship between our company and any selling stockholder within the past three years other than as a result of the ownership of the stockholder's shares. The selling stockholders acquired the shares offered by this prospectus in connection with our private placement in December of 1998. Pursuant to this agreement, we agreed to effect a shelf registration (of which this prospectus is a part) of all of the shares in order to permit the selling stockholders to sell these shares from time to time in the public market or in privately-negotiated transactions. We have agreed to prepare and file any amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the earlier of: (i) two years following the date of the prospectus; (ii) the date on which all of the shares being registered have been sold pursuant to the Registration Statement; or (iii) all of the shares held by each selling stockholder can be sold by the selling stockholder in a three month period pursuant to Rule 144 under the Securities Act. We have also agreed to pay for all expenses of this offering other than fees and expenses of counsel for the selling stockholders and any underwriting discounts and commissions and brokerage commissions and fees.

                             PLAN OF DISTRIBUTION

     We are registering all 1,191,323 shares on behalf of certain selling stockholders. We originally issued all of the shares in connection with a private placement we conducted in December 1998. We will not receive any of the proceeds from this offering. The selling stockholders named in the table above or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus may sell the shares from time to time. The selling stockholders will act independently of Odetics in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

 .    a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

 .    purchases by a broker-dealer as principal and resale by such broker-
     dealer for its account pursuant to this prospectus;

 .    an exchange distribution in accordance with the rules of such exchange;

 .    ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

 .    in privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

     The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by selling stockholders.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchase and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     . the name of each such selling stockholder and of the participating broker-dealer(s),

     .   the number of shares involved,

     .   the price at which such shares were sold,

     . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     .   other facts material to the transaction.

     In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

     We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

                                INDEMNIFICATION

     Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in their capacities as officers and directors, including for liabilities under the Securities Act. Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law. Our Bylaws also require us to advance litigation expenses upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. The Bylaws further provide that rights conferred under such Bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Our Certificate of Incorporation provides that, pursuant to Delaware law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     We have entered into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify our directors and certain of our officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or for us, on account of services as our director or officer, or as a director or officer of any other company or enterprise to which the person provides services at our request.

                                 LEGAL MATTERS

     The legality of the shares offered hereby will be passed upon for Odetics by Brobeck, Phleger & Harrison LLP, Irvine, California.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended March 31, 1998, as set forth in their report, which is incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

================================================================================

We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.


                         ___________________________



                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
WHERE YOU CAN FIND MORE INFORMATION.......................................   2
ODETICS...................................................................   2
FORWARD-LOOKING STATEMENTS................................................   3
RISK FACTORS..............................................................   3
USE OF PROCEEDS...........................................................   8
SELLING STOCKHOLDERS......................................................   8
PLAN OF DISTRIBUTION......................................................  10
LEGAL MATTERS.............................................................  12
EXPERTS...................................................................  12

================================================================================


================================================================================


                                 ODETICS, INC.


                               1,191,323 Shares
                            of Class A Common Stock


                              __________________

                                  PROSPECTUS

                              __________________



                               January __, 1999



================================================================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the various costs and expenses to be paid by us with respect to the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee.

     SEC Registration Fee........................................  $ 2,597
     Nasdaq National Market additional listing fee...............   17,500
     Printing Expenses...........................................    1,500
     Legal Fees and Expenses.....................................   10,000
     Accounting Fees and Expenses................................    3,000
     Miscellaneous...............................................    4,403
                                                                   -------
         Total...................................................  $39,000
                                                                   =======

Item 15. Indemnification of Directors and Officers

     Under Section 145 of the Delaware General Corporation Law, the Registrant can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Registrant's Bylaws provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by law and require the Registrant to advance litigation expenses upon receipt by the Registrant of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. The Bylaws further provide that rights conferred under such Bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     The Registrant's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     The Registrant has entered into agreements to indemnify its directors and certain of its officers in addition to the indemnification provided for in the Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify the Registrant's directors and certain of its officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Registrant, on account of services as a director or officer of the Registrant, or as a director or officer of any other company or enterprise to which the person provides services at the request of the Registrant.

Item 16. Exhibits

Exhibit
Number
-------
  5.1*     Opinion of Brobeck, Phleger & Harrison LLP.
 23.1*     Consent of Independent Auditors.
 23.2*     Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
 24.1*     Power of Attorney.

___________

*  Previously filed.

Item 17. Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on the 11th day of January, 1999.

                                         ODETICS, INC.

                                         By           /S/ JOEL SLUTZKY
                                             ----------------------------------
                                             Joel Slutzky,
                                             Chairman of the Board and
                                             Chief Executive Officer




     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                             Title                         Date
          ---------                             -----                         ----
       /S/ JOEL SLUTZKY          Director and Chief Executive Officer   January 11, 1999
------------------------------       (Principal Executive Officer)
         Joel Slutzky

     /S/ GREGORY A. MINER          Director, Chief Operating Officer    January 11, 1999
------------------------------        and Chief Financial Officer
       Gregory A. Miner              (Principal Financial Officer)

              *                                Director                 January 11, 1999
------------------------------
        Kevin C. Daly

              *                                Director                 January 11, 1999
------------------------------
      Crandall Gudmundson

              *                                Director                 January 11, 1999
------------------------------
      Ralph R. Mickelson

              *                                Director                 January 11, 1999
------------------------------
        Jerry F. Muench

              *                                Director                 January 11, 1999
------------------------------
       John W. Seazholtz

              *                                Director                 January 11, 1999
------------------------------
          Leo Wexler

              *                                Director                 January 11, 1999
------------------------------
        Paul E. Wright

* By:  /S/ JOEL SLUTZKY
     -------------------------
       Joel Slutzky,
       Attorney-in-Fact